COMMUNICATION FOR BROKER DEALERS AND FINANCIAL ADVISORS
WHO ARE AFFILIATED WITH ARCT V SELLING GROUP MEMBERS

NOT FOR FURTHER DISTRIBUTION

American Realty Capital Trust V, Inc.

American Realty Capital Trust V, Inc.

Offering Closes

September 18, 2013[1]

American Realty Capital Trust V, Inc.

$1,700,000,000 | $25.00 price per share

Net Leased Real Estate

Non-Traded Public REIT

[1] This offering will close to new investments upon the earlier of (A) Raising a total of $1.7 billion in gross proceeds, or (B) September 18, 2013.

Subscriptions must be dated on or before September 18, 2013 but, to the extent shares remain available, ARCT V will accept such subscriptions through October 31, 2013. Also, certain selling group members may establish earlier timeframes or different requirements for the submission of subscription documents. Financial advisors must check with their broker dealer for specific guidance on subscription processing.

BROKER DEALER INQUIRIES

www.americanrealtycap.com

This material does not constitute an offer to sell or a solicitation of an offer to buy any securities described herein. Only the prospectus makes such an offer. The use of this material is authorized only when accompanied or preceded by an American Realty Capital Trust V, Inc. ("ARCT V") prospectus. This sales and advertising literature must be read in conjunction with the prospectus in order to fully understand all of the implications and risks of the offering of securities to which it relates. ARCT V is subject to higher fees and charges than some traditional investments.

Risk Factors: The achievement of any or all goals is not guaranteed. There is no assurance that the value of the real estate will be sufficient to return any portion of the investors' original capital. These securities are being offered on a best efforts basis. No public market currently exists, and one may never exist, for shares of our stocks. Other than as described in the "Investment Objectives and Policies" section of the prospectus, we have no operating history. An investment in American Realty Capital Trust V, Inc. should be made only after a careful review of the prospectus. All information contained in this material is qualified by the terms of the current prospectus.

We will provide you with regular updates on the status of the ARCT V fundraising initiatives.  We also invite you to visit http://www.rcsecurities.com/arct-v/ for updates at any time on the status of the offering.

Best,

Michael Weil	Louisa Quarto
Chief Executive Officer	President

Not For Further Distribution
Please do not forward this electronic communication.

Copyright (C) 2013 Realty Capital Securities, LLC All rights reserved.

Realty Capital Securities, LLC (Member FINRA/SIPC), is the dealer manager for American Realty Capital Trust V, Inc. This is neither an offer to sell or a solicitation of an offer to buy the securities described herein. An offering is made only by the prospectus.

To obtain a prospectus for any of these offerings, please contact Realty Capital Securities, LLC (Member FINRA/SIPC), Three Copley Place, Suite 3300, Boston, MA 02116, 877-373-2522.